                                                                      Exhibit 11
                         BATTLE MOUNTAIN GOLD COMPANY
                   COMPUTATION OF EARNINGS PER COMMON SHARE
              (in thousands, except share and per share amounts)


                                             Three Months Ended         Six Months Ended
                                                  June 30,                  June 30,
                                          ------------------------  ------------------------
                                             1995         1994         1995         1994
                                          -----------  -----------  -----------  -----------
PRIMARY EARNINGS PER SHARE
 Earnings
 Net income                               $     6,294  $     3,084  $     8,776  $     5,932
 Deduct dividends on preferred shares           1,869        1,869        3,737        3,738
                                          -----------  -----------  -----------  -----------
 Net income applicable to common stock    $     4,425  $     1,215  $     5,039  $     2,194
                                          ===========  ===========  ===========  ===========

Shares
 Weighted average number of common
  shares outstanding                       80,994,743   80,601,074   80,972,312   80,478,707

 Assuming exercise of stock options
  reduced by the number of shares
  which could have been purchased
  with the proceeds from exercise of
  such options                                479,218      558,404      489,893      537,564



 Assuming conversion of 6% convertible
  debentures                                4,848,485    4,848,485    4,848,485    4,848,485
                                          -----------  -----------  -----------  -----------
 Weighted average number of common
  shares outstanding, as adjusted          86,322,447   86,007,963   86,310,690   85,864,756
                                          ===========  ===========  ===========  ===========

 Primary earnings per common share               $.05         $.01         $.06         $.03
                                          ===========  ===========  ===========  ===========

FULLY DILUTED EARNINGS PER SHARE (1)
Earnings
 Net income                               $     6,294  $     3,084  $     8,776  $     5,932
                                          ===========  ===========  ===========  ===========

Shares
 Weighted average number of common
  shares outstanding                       80,994,743   80,601,074   80,972,312   80,478,707

 Assuming conversion of 6% convertible
  debentures                                4,848,485    4,848,485    4,848,485    4,848,485
 Assuming exercise of stock options
  reduced by the number of shares
  which could have been purchased
  with the proceeds from exercise of
  such options                                535,823      569,460      523,929      556,123



 Assuming conversion of preferred stock    10,952,600   10,952,600   10,952,600   10,952,600
                                          -----------  -----------  -----------  -----------
 Weighted average number of common
  shares outstanding, as adjusted          97,331,651   96,971,619   97,297,325   96,835,915
                                          ===========  ===========  ===========  ===========

 Net income per common share assuming
  full dilution                                  $.06         $.03         $.09         $.06
                                          ===========  ===========  ===========  ===========

(1) These calculations are submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to paragraphs 30 and 40 of APB Opinion No. 15 because it produces an anti-dilutive result.